Exhibit 5.1

                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 338-2800
                              FAX NO. 617-338-2880
     IN WASHINGTON, D.C.                                    IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.                               767 THIRD AVENUE
   WASHINGTON, D.C. 20036                               NEW YORK, NEW YORK 10017
       (202) 775-8190                                        (212) 486-8200
    FAX NO. 202-293-2275                                  FAX NO. 212-758-2151




                                                     November 6, 1996



FIRST ESSEX BANCORP, INC.
71 Main Street
Andover, MA  01810

Dear Sir or Madam:

         In connection with the registration by First Essex Bancorp, Inc., a Delaware corporation ("First Essex"), of shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock") for issuance in connection with the merger (the "Merger") of Finest Financial Corp., a New Hampshire corporation ("Finest") with and into First Essex pursuant to the terms of an Agreement and Plan of Reorganization, dated August 5, 1996, as amended (the "Merger Agreement"), this opinion is furnished to you to be filed as Exhibit 5.1 to the Registration Statement on Form S-4 (Reg. No. 333-12793) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed with the Securities and Exchange Commission (the "Commission").

         We have acted as counsel to First Essex in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation of First Essex, as amended to date, corporate records, certificates and statements of officers and accountants of First Essex and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance by the Board of Directors of First Essex and, when the Merger has been duly approved by the stockholders of First Essex and Finest and a Certificate of Merger and Articles of Merger, each reflecting the terms of the Merger Agreement, have been duly filed with the Secretaries of State of the State of Delaware and


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FIRST ESSEX BANCORP, INC.
November 6, 1996
Page 2

the State of New Hampshire, respectively, upon issuance and delivery of certificates for the Shares against tender of certificates evidencing shares of Finest Common Stock, par value $.10 per share, outstanding at the Effective Time of the Merger (as established pursuant to the Merger Agreement), in accordance with the procedure established in the Merger Agreement, the Shares will be duly issued, fully paid and nonassessable by First Essex, with no personal liability attached to the ownership thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                                   Very truly yours,


                                                   /s/  Sullivan & Worcester LLP
                                                   SULLIVAN & WORCESTER LLP